EXHIBIT 21.1

Subsidiaries of MSCI Inc.

NAME	Jurisdiction of Incorporation/Organization
Barra Inc.	Delaware
MSCI Limited	United Kingdom
MSCI Australia Pty Limited	Australia
MSCI Barra Financial Information Consultancy (Shanghai) Limited	Shanghai
MSCI Barra SA	Switzerland
MSCI Services Private Limited	India
MSCI KFT	Hungary
MSCI Holdings LLC	Delaware
MSCI S. de R.L. de C.V.	Mexico

Subsidiaries of Barra, Inc.

NAME	Jurisdiction of Incorporation/Organization
Barra International Ltd.	Delaware
Barra Japan K.K.	Japan
Financial Engineering Associates Inc.	California

Subsidiaries of Barra International, Ltd.

NAME	Jurisdiction of Incorporation/Organization
Investment Performance Objects Pty Limited	Australia
BarraConsult, Ltda.	Brazil

Subsidiaries of RiskMetrics Group

NAME	Jurisdiction of Incorporation/Organization
KLD Research & Analytics, Inc.	Massachusetts
KLD Research Limited	United Kingdom
1 Corporate Governance Pty Ltd.	Australia
Institutional Shareholder Services Canada Corp.	Nova Scotia
Institutional Shareholder Services Europe S.A.	Belgium
Institutional Shareholder Services France S.A.S.	France
Institutional Shareholder Services, Inc.	Delaware
Institutional Shareholder Services Japan K.K.	Japan
ISS Corporate Services, Inc.	Delaware
ISS Europe Ltd.	United Kingdom
Investor Responsibility Research Center, Inc.	Delaware
Research Recommendations and Electronic Voting Ltd.	United Kingdom
RiskMetrics Group Holdings, LLC	Delaware
RiskMetrics Group K.K.	Japan
RiskMetrics (Australia) Pty Ltd.	Australia
RiskMetrics (Singapore) Pty Ltd.	Singapore
RiskMetrics Solutions, Inc.	Delaware
RiskMetrics (U.K.) Ltd.	United Kingdom

NAME	Jurisdiction of Incorporation/Organization
Securities Class Action Services, LLC	Delaware
Innovest France S.A.R.L.	France
Innovest Strategic Value Advisors, Pty. Ltd.	Australia
Innovest Strategic Value Advisors, Inc.	Delaware
Measurisk LLC	Delaware